As filed with the Securities and Exchange Commission on December 4, 2014

Registration No. 333-192393

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________________

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________________________________________________

GLOBAL GEOPHYSICAL SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1382	05-0574281
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

____________________________________________________________________

13927 South Gessner Road

Missouri City, Texas 77489

Telephone: (713) 972-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________________________________________________

Sean M. Gore

Senior Vice President and Chief Financial Officer

13927 South Gessner Road

Missouri City, Texas 77489

Telephone: (713) 808-7321

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________________________________________

Copies to:

James E. Brasher Senior Vice President and General Counsel Global Geophysical Services, Inc. 13927 South Gessner Road Missouri City, Texas 77489 (713) 808-7310 (713) 808-7810 (facsimile)	Joe S. Poff Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, TX 77002 (713) 229-1410 (713) 229-7710 (facsimile)

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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

                            Large accelerated filer ☐                      Accelerated filer ☒

                            Non-accelerated filer ☐                        Smaller reporting company ☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the registration statement on Form S-3 (File No. 333-192393) (the “Registration Statement”) filed by Global Geophysical Services, Inc. (the “Registrant”) with the Securities and Exchange Commission on November 18, 2013, is being filed to deregister all securities registered pursuant to the Registration Statement and not otherwise sold thereunder.

On December 13, 2013, the Registrant completed an offering under the Registration Statement of 347,827 depositary shares, each representing a 1/1000th interest in a share of the Registrant’s 11.5% Series A Cumulative Preferred Stock. There have been no other securities sold under the Registration Statement.

As previously disclosed, on March 25, 2014, the Registrant and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). As contemplated by the Debtors’ Joint Plan of Reorganization (originally filed with the Bankruptcy Court on September 24, 2014 and as amended, modified, supplemented or reformed from time to time, the “Plan of Reorganization”), all equity interests in the Registrant, including shares of common stock, preferred stock, depositary shares or other instruments evidencing an ownership interest in the Registrant, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in the Registrant and any phantom stock or similar stock option unit provided pursuant to the Registrant’s employee compensation programs, will be cancelled on the effective date of the Plan of Reorganization, and the holders of such equity interests shall not receive any distribution of property pursuant to the Plan of Reorganization on account of such equity interests.

As a result of the Plan of Reorganization, the Registrant will not conduct any further offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Registrant has filed this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration any of the securities (including common stock, preferred stock, depositary shares and warrants) registered under the Registration Statement that remain unsold and to terminate the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Missouri City, Texas on December 4, 2014.

Global Geophysical Services, Inc.

By: /s/ Sean M. Gore

Sean M. Gore

Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 4, 2014.

Signature	Title
/s/ Richard C. White	President and Director (Chief Executive Officer and Principal Executive Officer)
Richard C. White
/s/ Sean M. Gore	Senior Vice President (Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer)
Sean M. Gore
*	Director
Damir S. Skerl
*	Director
Michael C. Forrest
*	Director
George E. Matelich
*	Director
Stanley de Jongh Osborne
*	Director
Karl F. Kurz
*	Director
Michael S. Bahorich
*	Director
Joseph P. McCoy
*By:	/s/ Richard C. White
Richard C White Attorney-in-Fact